Exhibit 4-D
                           PAYMENT AND GUARANTEE AGREEMENT

                    THIS PAYMENT AND GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of _______ ___, 1994, is executed and delivered by Pennsylvania Electric Company, a Pennsylvania corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Preferred Securities (as defined below) of Penelec Capital, L.P., a Delaware limited partnership (the "Issuer").

                    WHEREAS, the Issuer is issuing on the date hereof $___________ aggregate stated liquidation preference of preferred limited partner interests of a series designated the __% Cumulative Monthly Income Preferred Securities, Series A (the "Preferred Securities"), and the Guarantor desires to enter into this Guarantee Agreement for the benefit of the Holders, as provided herein;

                    WHEREAS, the Issuer will use (i) the proceeds from the issuance and sale of the Preferred Securities to the Holders and
          (ii) the capital contributions relating to the issuance of the Issuer's general partner interests (the "Common Securities") to Penelec Preferred Capital, Inc., a Delaware corporation and a wholly-owned subsidiary of the Guarantor (the "General Partner"), to purchase ___% Subordinated Debentures issued by the Guarantor under the Indenture (as defined below); and

                    WHEREAS, the Guarantor desires irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.

                    NOW, THEREFORE, in consideration of the premises and other consideration, receipt of which is hereby acknowledged, the Guarantor, intending to be legally bound hereby, agrees as follows:


                                      ARTICLE I

                    As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Issuer's Amended and Restated Limited Partnership Agreement dated as of _______ __, 1994 (the "Limited Partnership Agreement").

                    "Guarantee Payments" shall mean the following payments,
          without duplication,  to  the  extent not  paid  by  the  Issuer:
          (i) any accumulated and unpaid monthly distributions on the Preferred Securities (except for monthly distributions which are
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          not  paid   during  an  Extension  Period  (as   defined  in  the
          Indenture))  to the extent that the Issuer has sufficient cash on
          hand  to  permit  such   payments  and  funds  legally  available
          therefor, (ii) the Redemption Price (as defined below) payable with respect to any Preferred Securities called for redemption by the Issuer to the extent that the Issuer has sufficient cash on
          hand  to  permit  such   payments  and  funds  legally  available
          therefor, (iii) upon a liquidation of the Issuer other than in connection with a distribution of Subordinated Debentures (a "Distribution Event") following a dissolution of the Issuer resulting from a Special Event (as defined in the Limited
          Partnership  Agreement),  the  lesser  of   (a)  the  Liquidation
          Distribution (as defined below) and (b) the amount of assets of the Issuer available for distribution to Holders in liquidation of the Issuer, and (iv) any Additional Amounts (as defined in the Limited Partnership Agreement) payable by the Issuer in respect of the Preferred Securities.

                    "Holder" shall mean any holder from time to time of any Preferred Securities of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.

                    "Indenture  shall   mean  the  Indenture  dated  as  of
          _____________, 1994 between the Guarantor and United States Trust Company of New York, as Trustee.

                    "Liquidation Distribution" shall mean the aggregate of the stated liquidation preference of $25 per Preferred Security and all accumulated and unpaid distributions to the date of payment, together with any additional distributions accrued thereon.

                    "Redemption Price" shall mean the aggregate of $25 per Preferred Security, plus accumulated and unpaid distributions to the date fixed for redemption, together with any Additional Distributions (as defined in the Limited Partnership Agreement) accrued thereon.

                    "Subordinated Debentures" shall mean the Guarantor's ___% Subordinated Debentures, Series A, issued under and pursuant to the Indenture.

                                      ARTICLE II

                    SECTION 2.01.   (a) The  Guarantor  hereby  irrevocably
          and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by the Issuer), to the fullest extent permitted by law, regardless

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          of  any defense,  right  of  set-off  or counterclaim  which  the
          Guarantor  or the  Issuer may  have or  assert.   The Guarantor's
          obligation to make a Guarantee Payment may be satisfied by direct payment by the Guarantor to the Holders or by payment of such amounts by the Issuer to the Holders. Notwithstanding anything to the contrary herein, the Guarantor retains all of its rights under Section 4.01(c) of the Indenture to extend the interest
          payment  period  thereunder  and   the  Guarantor  shall  not  be
          obligated hereunder to pay during an Extension Period (as defined in the Indenture) any monthly distributions on the Preferred Securities which are not paid by the Issuer during such Extension Period.

                       (b) All Guarantee Payments shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event that any such withholding or deduction is required as a consequence of (i) the Subordinated Debentures not being treated as indebtedness for United States federal income tax purposes or (ii) Penelec Capital not being treated as a partnership for United States federal income tax purposes, the Guarantor shall pay such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by the Holders after such withholding or deduction will equal the amount which would have been receivable in respect of the Preferred Securities in the absence of such withholding or deduction, except that no such additional amounts will be payable to any Holder (or a third party on such Holder's behalf):

                       i) if such Holder is liable for such taxes, duties, assessments or governmental charges in respect of the Preferred Securities by reason of such Holder's having a connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or in which such Holder resides, conducts business or has other contacts, other than being a Holder, or

                       ii) if the Issuer or the Guarantor has notified such Holder of the obligation to withhold or deduct taxes and requested but not received from such Holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

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                    SECTION 2.02.   The Guarantor hereby  waives notice  of
          acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                    SECTION 2.03. Except as otherwise set forth herein, the obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall to the fullest extent permitted by law in no way be affected or impaired by reason of the happening from time to time of any of the following:

                             (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

                             (b) the extension of time for the payment by the Issuer of all or any portion of the monthly distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

                             (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

                             (d) the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

                             (e)    any   invalidity   of,  or   defect  or
                       deficiency in, any of the Preferred Securities; or

                             (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.



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          The Holders shall have no obligation to give notice to, or obtain consent of, the Guarantor with respect to the occurrence of any of the foregoing.

                    SECTION 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers hereunder shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by the Issuer) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

                    SECTION 2.05. The Guarantor will be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Issuer of any amount of distributions in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts remain due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

                    SECTION 2.06. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section
          2.03 hereof.

                    SECTION 2.07. The Guarantor expressly acknowledges that (i) this Guarantee Agreement will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Special Representative pursuant to the Limited Partnership Agreement, the Special Representative may enforce this Guarantee Agreement on behalf of the Holders and take possession of this Guarantee Agreement for such purpose; (iii) if no Special Representative has been appointed, the General Partner has the right to enforce this

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          Guarantee Agreement on behalf of the Holders: (iv) the Holders of
          not  less  than  a   majority  in  aggregate  stated  liquidation
          preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any
          remedy  available  in   respect  of  this  Guarantee   Agreement,
          including the giving of directions to the General Partner or the Special Representative, as the case may be; and (v) if the General Partner or Special Representative fails to enforce this Guarantee Agreement as above provided, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other person or entity.

                       Any such Special Representative may enforce the Issuer's rights against the Guarantor under the Indenture, including, after failure to pay interest for 60 consecutive monthly interest periods, the payment of interest on the Subordinated Debentures, enforce the obligations of the Guarantor under this Guarantee Agreement and enforce the Guarantor's obligations under the Indenture and the Subordinated Debentures directly against the Guarantor; the Guarantor, upon request of a Special Representative, agrees to execute and deliver such documents as may be necessary, appropriate or convenient for such Special Representative with respect to such enforcement.

                                     ARTICLE III

                    SECTION 3.01. So long as any Preferred Securities remain outstanding, neither the Guarantor nor any majority-owned subsidiary of the Guarantor shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its preferred or common stock (other than dividends to the Guarantor by a wholly-owned subsidiary of the Guarantor) (i) during an Extension Period (as defined in the Indenture) or (ii) if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture. The Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this Section 3.01.

                    SECTION 3.02. The Guarantor covenants, so long as any Preferred Securities remain outstanding: (i) to maintain direct or indirect 100% ownership of the Common Securities; (ii) to cause at least 3% of the total value of the Issuer and at least 3% of all interests in the capital, income, gain, loss, deduction and credit of the Issuer to be represented by Common Securities;
          (iii) not to cause the Issuer to be voluntarily dissolved, wound-up or terminated, except upon the entry of a decree of judicial dissolution or in connection with a Distribution Event or certain

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          mergers, consolidations  or other  transactions permitted  by the
          Limited Partnership Agreement; (iv) except as otherwise provided in the Limited Partnership Agreement, to cause the General Partner to remain the general partner of the Issuer and timely perform all of its duties as general partner of the Issuer (including the duty to pay distributions on the Preferred Securities) in all material respects, provided that any permitted successor of the Guarantor under the Indenture may directly or indirectly succeed to the duties as general partner of the Issuer; and (v) to use its reasonable efforts to cause the Issuer to remain a limited partnership and otherwise continue to be treated as a partnership for United States federal income tax purposes.

                    SECTION 3.03. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank
          (i) subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined in the Indenture) of the Guarantor, and (ii) senior in right of payment to the Guarantor's preferred and common stock.

                                      ARTICLE IV

                    This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities or upon full payment of the amounts payable to the Holders upon liquidation of the Issuer or upon consummation of a Distribution Event; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payments of any sums paid under the Preferred Securities or under this Guarantee Agreement for any reason whatsoever.

                                      ARTICLE V

                    SECTION 5.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor may not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% of the aggregate stated
          liquidation preference of all Preferred Securities then outstanding; provided that nothing herein shall preclude any transaction involving the Guarantor pursuant to Section 5.01 of the Indenture. No such permitted transaction shall be deemed an assignment of the Guarantor's obligations hereunder for purposes hereof.

                    SECTION 5.02. This Guarantee Agreement may only be amended by a written instrument executed by the Guarantor; provided that, so long as any of the Preferred Securities remain

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          outstanding, any such amendment that materially adversely affects the holders of Preferred Securities, any termination of this Guarantee Agreement and any waiver of compliance with any covenant hereunder shall be effected only with the prior approval of the Holders of not less than 66-2/3% of the aggregate stated
          liquidation  preference   of   all  Preferred   Securities   then
          outstanding.

                    SECTION 5.03. All notices, requests or other communications required or permitted to be given hereunder to the Guarantor shall be deemed given if in writing and delivered personally or by recognized overnight courier or express mail service or by facsimile transmission (confirmed in writing) or by registered or certified mail (return receipt requested), addressed to the Guarantor at the following address (or at such other address as shall be specified by notice to the Holders):


                       Pennsylvania Electric Company
                       c/o GPU Service Corporation
                       100 Interpace Parkway
                       Parsippany, NJ 07054

                       Facsimile No.: (201) 263-6397

                       Attention: Treasurer

                    All notices, requests or other communications required or permitted to be given hereunder to the Holders shall be deemed given if in writing and delivered by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

                    SECTION 5.04. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

                    SECTION 5.05. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES.


                    THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                        PENNSYLVANIA ELECTRIC COMPANY

                                        By ________________________
                                        Name:
                                        Title:



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